Exhibit 10.9
1804 Embarcadero Road
Palo Alto, CA 94303
Tel: 650.565.4900
Fax: 650.565.4905
December 21, 2000
Larry Raffone
<Address>
<Address>
Dear Larry:
On behalf of Financial Engines, Inc. (the “Company”) I am pleased to offer you the position of Executive Vice President, Distributed Services. The position will be reporting to me and the salary for this position will be $200,000.00 per year paid semi-monthly in accordance with the Company’s standard payroll policies and subject to normal required withholding. During the term of your employment, you will be permitted to participate in the Company’s benefit plans, policies and practices in accordance with their terms and will receive the level of benefits and coverage provided for executive employees.
You will be paid a signing bonus of $100,000.00 on the first payday after your Start Date, subject to normal required withholding. Should you end your employment in a Voluntary Termination prior to the expiration of a twelve-month period from your employment date, such signing bonus will be required to be repaid by you, to the Company. For this purpose, a “Voluntary Termination” is a termination of employment initiated by you, but not including a Disability Termination or Constructive Termination. Disability Termination means your inability to substantially perform the material duties of your employment with the Company for a period of three months or more, which inability is caused by a medically determinable physical or mental illness or injury. A Constructive Termination is your resignation following (A) a change in your position with the Company that materially reduces your level of responsibility, (B) a reduction in your level or base salary or (C) a relocation of your principal place of employment by more than fifty (50) miles from Boston; provided, however, that such actions will be deemed to constitute a Constructive Termination only if such change, reduction or relocation is effected by the Company without your consent.
In addition, you will be eligible to receive a performance bonus targeted to be $400,000.00 for the period from your Start Date (as indicated below) through the twelve-month anniversary of your Start Date. One-quarter of the performance bonus ($100,000.00) will be paid following each of your first two quarters of employment, subject only to your continued employment on the payment date. One quarter of the performance bonus (targeted at $100,000.00) will be paid after each of the next two quarters of employment, contingent upon your achievement of mutually acceptable “Milestones” to be agreed to by you and me and set forth in writing. In your second year of employment your quarterly performance bonuses will be targeted at $125,000.00 per quarter.

Lastly, you will accrue 13.33 hours Personal Time Off (“PTO”) per month, totaling 20 days of paid PTO annually.
During the first year of your employment, if your employment is terminated by the company for reasons unrelated to Cause (see definition of cause below), you will receive a lump sum cash severance payment equal to the total salary and target performance bonus you would have received had your employment continued for the remainder of your first year of employment, or $150,000.00, whichever is greater. In addition, prior to your employment termination date, you will have the opportunity to purchase up to 125,000 shares of the Company’s Common Stock at a price equal to the fair market value of such shares on the date of your initial grant of options on those shares (which grant is described below), and Financial Engines will not exercise the right it would otherwise have to repurchase the shares after your termination. “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty; conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any parent or subsidiary) in a material manner; or your substantial and continuing failure to meet your Milestones.
Upon joining the company, you will be equipped for business in the office and at home. We will provide you with the resources you need to establish office facilities in the Boston area that are appropriate in size, scope, and amenities to meet our mutually agreed upon operational needs. The company will reimburse you for business-related travel expenses in accordance with its normal policies; this will include expenses relating to your travel between the Boston and Palo Alto offices. The Company will lease an apartment and car near headquarters for you at the Company’s expense until July 31, 2001 or until such earlier date as you no longer need the apartment and car.
We will recommend to the Company’s Board of Directors you be granted an option entitling you to purchase up to 500,000 shares of the Company’s Common Stock (the company currently has approximately 27,000,000 shares outstanding) at an exercise price equal to the fair market value on the date of grant, which is currently $10.00 per share. Such options shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement. Subject to the exceptions and conditions set forth in the Stock Option Plan and Stock Option Agreement, such options shall have an exercise term of 10 years and shall vest according to the following schedule: 12/48 of the shares subject to the option shall vest on the 12-month anniversary of the option grant date and 1/48 of the total number of shares subject to the option shall vest each month thereafter. We will also recommend at the end of your first, second and third years of employment that you be granted an option entitling you to purchase a minimum of 75,000 additional shares (or the equivalent percentage of the company’s outstanding stock in case of a stock split or similar event), totaling 225,000 additional shares over three years, subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement. Except as may be required by the Stock Option Plan, the exercise term, exercise price and vesting schedule for these subsequent option grants shall be the same as those generally included in annual option grants for other executives of the Company, but the vesting schedule of these subsequent option grants shall not be less favorable than the vesting schedule of the initial 500,000-share grant.

At its most recent meeting, the Company’s board of directors approved the provision that if your employment involuntarily terminated (as defined below) during the twelve month period commencing thirty (30) days prior to a Change in Control (as defined in the Company’s Stock Option Agreement), any unvested options held by you that would otherwise have vested during the one-year period following your termination of employment will become vested on your termination date. For purposes of your arrangement, “Involuntarily Terminated” shall mean (A) the termination of your service with the Company that occurs by reason of: your involuntary dismissal or discharge by the Company for reasons other than Cause (as defined previously), or (B) your Constructive Termination.
You should be aware that your employment with the Company will be for no specified period and constitutes “at will” employment. As a result, either you or the Company will be free to terminate your employment relationship at any time for any reason, with or without cause, without further obligation or liability to either party, except obligations set forth in this letter or as otherwise explicitly agreed upon in writing by you and an authorized representative of the Company.
Your employment will be contingent on your executing a completed application for employment, and the Company’s standard Confidential Information and Inventions Agreement. This offer will also be contingent on your ability to perform the essential functions of your job. If you have any condition that limits your ability to perform one or more of your duties, please let us know so that we can explore with you any reasonable accommodations. You must also provide the Company with the legally required proof of your identity and authorization to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you will be subject to termination. In addition, while employed with the Company, you will comply with the terms of the company’s published employee policies.
We have attached documents at your request concerning certain company financial matters; however, we agree that these documents are to be treated as confidential information and that they do not constitute any guarantee of future financial performance.
This letter, along with the Confidential Information and Invention Assignment Agreement, set forth the terms of your employment with us and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by an officer of the Company and by you.
Please return a signed copy of this letter and the executed Confidential Information and Invention Assignment Agreement as soon as possible. A duplicate original of this offer will be sent via overnight mail for your records. This offer is valid for 15 days from the date of this letter unless other arrangements are made. If you have any questions please feel free to call me at [NUMBER]. Larry, we are very excited to have you join our team!
Sincerely,

Jeff Maggioncalda
President & CEO

The foregoing terms and conditions are hereby accepted:

Signed:	/s/ Lawrence M. Raffone

Date:	1/4/01

Please print your name as you would like it to appear on your nameplate, business cards, phone directory and email account.

Name:	Lawrence M. Raffone

Start Date:	January 16, 01

Attachments:	Confidentiality Agreement (Under separate cover)
Employment Application and Background Check Release
I-9 (Employment Eligibility) Form (Under separate cover)
Supplemental Data Sheet (Under separate cover)
Capitalization Table
Draft Financial Outlook